Exhibit 99.1

Press Release

Contacts:	Media	Analysts
	Ron Gruendl +1 412 234 7157 ron.gruendl@bnymellon.com	Andy Clark +1 412 234 4633 andy.clark@bnymellon.com

BNY Mellon Outlines Expense Reduction Plans

NEW YORK, August 10, 2011 — BNY Mellon, the global leader in investment management and investment services, announced today expense reductions impacting approximately 1,500 positions or approximately 3 percent of the company’s global workforce of 48,900. The company expects to lessen any impact of the reductions on current staff by taking advantage of natural turnover, implementing an immediate hiring freeze across much of the company and reducing the use of temporary workers, consultants and contractors. These initiatives are in addition to ongoing operational and technology efficiency efforts.

“Over recent quarters, BNY Mellon has succeeded in building positive revenue momentum. However, expenses have been growing unsustainably faster. We expect our natural turnover and immediate hiring freeze will reduce the impact on existing staff,” said Robert P. Kelly, BNY Mellon chairman and chief executive officer.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $26.3 trillion in assets under custody and administration and $1.3 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.7 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available at www.bnymellon.com and through Twitter @bnymellon.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY Mellon’s expectations with respect to its expense reduction initiative. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2010 and BNY Mellon’s other filings with the Securities and Exchange Commission.